Exhibit 4(a)9
DESCRIPTION OF ENTERGY CORPORATION’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
References in this exhibit to “we,” “us,” or “our” are to Entergy Corporation, and does not include our subsidiaries.
As of February 21, 2020, the only security registered by us under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is our common stock, par value $0.01.
The following descriptions of our common stock and the relevant provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation and bylaws that are filed as exhibits to the Annual Report on Form 10-K to which this is filed as an exhibit. The following also summarizes certain applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and that summary is qualified by reference to the DGCL.
General
Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share.
Dividend Rights
We will pay dividends on our common stock as determined by our board of directors out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or distributions or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends or distributions, loans or advances.
Voting Rights
Holders of common stock are entitled to one vote for each share held by them on all matters submitted to our shareholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Unless otherwise required by law, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares represented at a shareholder meeting and entitled to vote on the subject matter shall be the act of the shareholders. At a meeting for the election of directors at which a quorum is present, directors are elected by a majority of votes cast with respect to such director; provided, however, that, if the number of nominees is greater than the number of directors who will be elected, the nominees receiving a plurality of the votes cast will be elected as directors.
Liquidation Rights
In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities.

Preemptive Rights
The holders of our common stock do not have a preemptive right to purchase shares of our common stock or securities convertible into such shares nor are they liable for future capital calls or to assessments by us.
Listing
Our common stock is listed under the “ETR” symbol on both the New York Stock Exchange and the NYSE Chicago.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, doing business as EQ Shareowner Services.
Certain Anti-Takeover Effects
General. Certain provisions of our certificate of incorporation, bylaws and the DGCL could have the effect of delaying, deferring or preventing an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our shareholders.
Our board of directors has no present intention to introduce additional measures that might have an anti-takeover effect; however, our board of directors expressly reserves the right to introduce these measures in the future.
Business Combinations. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock. The restrictions on business combinations with interested stockholders contained in Section 203 do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our certificate of incorporation nor our bylaws contain a provision electing to “opt-out” of Section 203.
Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Our certificate of incorporation and bylaws provide that special meetings of stockholders may only be called by: our board of directors; the Chairman of our board of directors; a majority of the members of the entire Executive Committee of the board of directors; the Chief Executive Officer; or the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.
Advance Notice Requirements for Shareholder Nominations and Proposals. Our bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. A stockholder who wishes to bring a matter before a meeting must comply with our advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even in the case that such directors may represent less than a quorum.